CONSENT OF EXPERT
FILED BY SEDAR

April 15, 2009

Ontario Securities Commission (Principal Regulator)
British Columbia Securities Commission
Manitoba Securities Commission
Alberta Securities Commission
Autorité des marches financiers
New Brunswick Securities Commission
Nova Scotia Securities Commission
Saskatchewan Securities Commission
Registrar of Securities Prince Edward Island
Securities Commission of Newfoundland and Labrador
Western Goldfields Inc.
New Gold Inc.

Dear Sirs/Mesdames:

RE: The management information circular supplement for Western Goldfields Inc. and New Gold Inc. dated April 8, 2009 (the "Supplement")

This letter is being filed as the consent of Wesley Hanson, Vice President of Mine Development, of Western Goldfields Inc., to being named in the Supplement and to the use of statements ("Statements") prepared by me regarding the Mesquite Mine contained in the Supplement or incorporated by reference therein.

I hereby confirm that I have read the Supplement, including the written disclosure contained in the Supplement or incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the Statements or that is within my knowledge as a result of the services performed by me in connection with the Statements.

Sincerely,

Wesley Hanson
Vice President of Mine Development
Western Goldfields Inc.